Filing - Filing Date:	Schedule 13D/A-2 – June 28, 2013
Reporting Persons:	Alex Meruelo Living Trust, Meruelo Investment Partners LLC, and Alex Meruelo
Issuer - Securities:	Digital Generation, Inc. - Common Stock

Exhibit 99.1

Transaction Information

Transaction Date	Effecting Person(s)	Shares Acquired	Shares Disposed	Price Per Share		Transaction Description
2013-04-10	Meruelo Partners	171,000	0	$6.2804	(1)	Open market purchase
2013-04-10	Meruelo Partners	579,000	0	$6.4439	(1)	Open market purchase
2013-04-12	Meruelo Partners	192,614	0	$6.8350	(1)	Open market purchase
2013-06-20	Meruelo Partners	250,000	0	$6.5866	(1)	Open market purchase
2013-06-21	Meruelo Partners	125,000	0	$6.5045	(1)	Open market purchase
2013-06-24	Meruelo Partners	90,000	0	$6.2309	(1)	Open market purchase
2013-06-24	(2)	2,000	0	$6.2309	(1)	Open market purchase

(1)	The price reported reflects the weighted average price.
(2)	Custodial accounts of which Mr. Meruelo’s spouse is the trustee and his children are beneficiaries.

Remainder of Page Intentionally Left Blank.

Exhibit 99.1